Exhibit 10.3

AMENDMENT

TO

COMMODITY TRADING ADVISOR AGREEMENT

This Amendment to Commodity Trading Advisor Agreement (this “Amendment”) is made as of the 1st day of April, 2015 between FutureFuel Chemical Company (“Client”) and Apex Oil Company, Inc. (“Adviser”).

RECITALS

A.	The parties hereto are parties to that Commodity Trading Advisor Agreement dated as of November 1, 2006 (the “Primary Agreement”).

B.	Client is a producer of biodiesel.

C.

From time to time, Adviser accommodates Client by purchasing biodiesel from Client and selling it to Client’s customers who will not purchase biodiesel from Client solely as a result of certain reporting requirements

D.	Client desires to expand the number of primary employees of Apex who will be performing the services under the Primary Agreement.

E.	The parties desire to amend and modify certain provisions of the Primary Agreement to provide for the changes described above.

AGREEMENT

In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties agree as follows.

1.	Amendments to the Primary Agreement. Effective as of September 1, 2007, the following Section 28 is added to the Primary Agreement.

28.     Biodiesel.

28.1.      Purchase of Biodiesel. Solely as an accommodation to Client, Adviser agrees to purchase from Client biodiesel and sell such biodiesel to such of Client’s customers who do not wish to purchase biodiesel from Client as a result of the operating reporting requirements imposed under the federal Renewable Fuel Standards regulations which became effective September 1, 2007. Client will advise Adviser of such customers and the biodiesel orders of such customers. Client will sell such biodiesel to Adviser at Client’s facility in Batesville, Arkansas and Adviser will sell such biodiesel to such customers at Client’s facility in Batesville, Arkansas. The purchase price for such biodiesel to Adviser will be the same as Client would otherwise charge to such customers and Adviser will sell such biodiesel to such customers for the same purchase price that it pays to Client.

28.2.     Compensation.      As compensation for such accommodation as set forth in Section 28.1, Client agrees to pay Adviser’s incremental costs in providing such services, but not to exceed $1,000 per month. In addition, Adviser may retain all RINs associated with such sales.

28.3.     Indemnification. Client hereby unconditionally, irrevocably and absolutely agrees to protect, defend, indemnify and hold harmless Adviser and Adviser’s past, present, and future officers, directors, shareholders, employees, agents, attorneys, representatives and affiliates, and each of the foregoing’s heirs, personal representatives, successors and assigns (collectively the “Indemnitees” and individually an “Indemnitee”), from any and all manner of actions, suits, debts, sums of money, interest owed, accounts, controversies, agreements, guaranties, promises, undertakings, charges, damages, judgments, executions, obligations and reasonably incurred costs, expenses and fees (including reasonable attorneys’ fees and court costs), counterclaims, claims, demands, causes of action, liabilities, losses and amounts paid in settlement incurred, paid or sustained by any of the Indemnitees, in each case in connection with arising out of, based upon, relating to or otherwise involving: (i) Adviser’s providing services to Client pursuant to Section 28.1; (ii) any claim that any customer that Adviser sells to under Section 28.1 has with respect to the biodiesel sold to such customer; and (iii) non-payment by any customer for the purchase price of biodiesel sold by Adviser to such customer pursuant to Section 28.1. If any such action, suit or proceeding is commenced against, or any such claim, demand or amount is assessed against, any of the Indemnitees in respect of which any of the Indemnitees proposes to demand indemnification hereunder, Indemnitor is to be notified to that effect with reasonable promptness. The Indemnitee is to control the defense of any such action, and may employ counsel in defense thereof, all at Indemnitor’s expense, unless and until Indemnitor satisfies or otherwise settles such action and obtains a release of the Indemnitee from the third party bringing such action, in a form acceptable to the Indemnitee and his counsel. Notwithstanding the above, no Indemnitee is entitled to indemnification hereunder as a result of any Indemnitee’s negligence or willful misconduct. All obligations of Indemnitor under this Section 28.3 are payable on demand. Any amounts due and payable hereunder to any Indemnitee by Indemnitor which are not paid within ten days after written demand hereunder from any Indemnitee with an explanation of the amounts demanded, bear interest from the date of such demand at a rate per annum equal to the prime rate (as published in The Wall Street Journal from time to time) plus three percent.

28.4 Termination. Either party can terminate this Section 28 upon ten days’ prior written notice to the other party. Such termination will not affect the other provisions of this Agreement.

2.	Exhibit A. The following individuals shall be added as primary employees of Apex who will be performing services under the Primary Agreement: (i) Jared Abert and (ii) John Caito.

3.

No Other Modifications. Nothing herein contained in any way impairs the Primary Agreement, or alters, waives, annuls, varies or affects any provision, condition or covenant therein, except as specifically set forth in this Amendment. All other provisions of the Primary Agreement remain in full force and effect.

4.

Captions. Captions contained in this Amendment have been inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision hereof.

5.

Counterpart Facsimile Execution. For purposes of this Amendment, a document (or signature page thereto) signed and transmitted by facsimile machine, telecopier or pdf is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile, telecopy or pdf document is to be re-executed in original form by the parties who executed such document.

6.

Counterparts. This Amendment may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

7.	Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Amendment.

8.	Governing Law. The laws governing the Primary Agreement govern this Amendment.

9.

Successors and Assigns. All provisions of this Amendment are binding upon, inure to the benefit of and are enforceable by or against the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

10.

Third-Party Beneficiary. This Amendment is solely for the benefit of the parties and their respective successors and assigns, and no other person has any right, benefit, priority or interest under or because of the existence of this Amendment.

FUTUREFUEL CHEMICAL COMPANY

By	/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

APEX OIL COMPANY, INC.

By:	/s/ Christopher J. Schmitt
Christopher J. Schmitt, Chief Financial Officer